The Credit Suisse FI Enhanced Europe 50 Exchange Traded Notes (the "ETNs") are senior, unsecured debt securities issued by Credit Suisse AG ("Credit Suisse"), acting through its Nassau Branch, that are linked on a leveraged basis to the return of the STOXX Europe 50® USD (Gross Return) Index (the "Index"). The Index is composed of the equity securities of 50 "blue chip" European companies by free-float market capitalization (each, an "Index Component"). The ETNs are listed on the NYSE Arca under the ticker symbol "FIEU". The ETNs should be purchased only by knowledgeable investors who understand the potential consequences of investing in the ETNs.

FIEU Related Information

FIEU Prospectus
FIEU Factsheet

Overview

Product Data (as of 17 Oct 2013)

Closing Price:	$116.00
ETNs Outstanding:	566,600
Market Capitalization*:	$65,725,600

* Market Capitalization = Closing Price x ETNs Outstanding

Market Data (as of 17 Oct 2013)

Closing Price:	$116.00	High (Daily):	$116.00
Net Change (Daily):	$3.56	Low (Daily):	$114.34
% Change (Daily):	3.17%	Volume:	6,293
Closing Indicative Value:	$115.02	20-Day Volume Average:	8,649
Effective Index Exposure*:	$215.26		

* The Effective Index Exposure represents an approximate notional investment in the Index, calculated as the product of the Index Units, equal to 0.15174 multiplied by the Closing Level of the Index, rounded to two decimals

Profile

Primary Exchange:	NYSE Arca		
ETN Ticker:	FIEU	Annual Investor Fee:	0.05%
Bloomberg ETN Keystroke:	FIEU<EQUITY><GO>	Financing Rate:	3M USD Libor + 0.76%
Underlying Ticker:	SX5PGV	CUSIP:	22542D100
Inception Date:	05 Sep 2013	Maturity Date:	10 Sep 2018

Returns (as of 17 Oct 2013)

	1 mo.	3 mo.	6 mo.	YTD	1 Yr.	Since Note Incept.
FIEU	7.86%	N/A	N/A	16.00%	N/A	16.00%
SX5PGV	3.89%	9.83%	15.46%	17.36%	17.97%	7.63%

The Credit Suisse FI Enhanced Big Cap Growth Exchange Traded Notes (the "ETNs") are senior, unsecured debt securities issued by Credit Suisse AG ("Credit Suisse"), acting through its Nassau Branch, that are linked on a leveraged basis to the return of the Russell 1000 Growth Total Return Index (the "Index"). The ETNs seek to approximate the return that might be available through a leveraged "long" investment strategy in the components of the Index. The ETNs are listed on the NYSE Arca under the ticker symbol "FIBG". The ETNs should be purchased only by knowledgeable investors who understand the potential consequences of investing in the ETNs.

FIBG Related Information

FIBG Prospectus

Overview

Product Data (as of 17 Oct 2013)

Closing Price:	$40.78
ETNs Outstanding:	500,000
Market Capitalization*:	$20,390,000

* Market Capitalization = Closing Price x ETNs Outstanding

Market Data (as of 17 Oct 2013)

Closing Price:	$40.78	High (Daily):	$40.78
Net Change (Daily):	$0.00	Low (Daily):	$40.78
% Change (Daily):	0.00%	Volume:	0
Closing Indicative Value:	$40.78	20-Day Volume Average:	0
Effective Index Exposure*:	$66.10		

* The Effective Index Exposure represents an approximate notional investment in the Index, calculated as the product of the Index Units, equal to 0.090981 multiplied by the Closing Level of the Index, rounded to two decimals

Profile

Primary Exchange:	NYSE Arca		
ETN Ticker:	FIBG	Annual Investor Fee:	0.05%
Bloomberg ETN Keystroke:	FIBG<EQUITY><GO>	Financing Rate:	3M USD Libor + 0.52%
Underlying Ticker:	RU10GRTR	CUSIP:	22539T563
Inception Date:	17 Oct 2013	Maturity Date:	22 Oct 2018

Returns (as of 17 Oct 2013)

	1 mo.	3 mo.	6 mo.	YTD	1 Yr.	Since Note Incept.
FIBG	N/A	N/A	N/A	0.00%	N/A	0.00%
RU10GRTR	2.10%	5.54%	14.39%	23.99%	21.66%	0.00%

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Accessibility

Credit Suisse has filed a registration statement (including a prospectus) with the Securities and Exchange Commission or the SEC for the offerings to which this communication relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to the relevant offering that Credit Suisse has filed with the SEC for more complete information about Credit Suisse and such offering. You may obtain documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Credit Suisse, any underwriter or any agent or any dealer participating in any relevant offering will arrange to send you the prospectus and the relevant offering document(s) if you so request them by calling toll-free 1-800-221-1037. The securities related to the offerings are not deposit liabilities and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency of the United States, Switzerland or any other jurisdiction.